Exhibit 3.188

ARTICLES OF INCORPORATION
OF
SPRINT CORPORATION

FIRST
Name

The name of the corporation is Sprint Corporation (the “Corporation”).

SECOND
Registered Office

The registered office of the Corporation in the State of Kansas is located at 200 S.W. 30th St., Topeka, Kansas 66611, Shawnee County. The name of its resident agent at such address is Corporation Service Company.

THIRD
Nature of Business

The nature of the business or purposes to be conducted by the Corporation is:

To engage in any lawful act or activity for which corporations may be organized under the Kansas General Corporation Code.

FOURTH
Stock

The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) shares of common stock, each of such shares of common stock to have a par value of $1.00 per share, and may be issued by the Corporation from time to time for such consideration as fixed from time to time by the Board of Directors.

Each stockholder of the Corporation shall be entitled to one vote for each share of stock held of record on the books of the Corporation.

FIFTH
Incorporator

The name and mailing address of the incorporator is as follows:

Name	Mailing Address
Michael T. Hyde	6200 Sprint Parkway
Overland Park, KS 66251

SIXTH
Existence

The Corporation shall have perpetual existence.

SEVENTH
Bylaws

The Board of Directors is authorized to make, amend or repeal the Bylaws of the Corporation. Election of directors need not be by written ballot.

EIGHTH
Meetings of Stockholders

Meetings of stockholders shall be held at such place, within or without the State of Kansas, as may be designated by or in the manner provided in the Bylaws, or, if not so designated, at the registered office of the Corporation in the State of Kansas.

NINTH
Limitation of Liability

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this ARTICLE NINTH shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under K.S.A. Section 17-6424 and amendments thereto or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this ARTICLE NINTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

TENTH
Insolvency

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them or between this Corporation and its stockholders or any class of them, any court of competent jurisdiction within the State of Kansas, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of K.S.A. Section 17-6901 and amendments thereto, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of K.S.A. Section 17-6808 and amendments thereto, may order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the stockholders, or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

ELEVENTH
Indemnification

The Corporation shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the Kansas General Corporation Code.

THE UNDERSIGNED, being the incorporator above named, for the purposes of forming a corporation pursuant to the Kansas General Corporation Code, has signed this instrument on the 15th day of August, 2005, and does thereby acknowledge that it is his act and deed and that the facts stated therein are true.

/s/ Michael T. Hyde
Michael T. Hyde

[Sprint Letterhead]

August 17, 2005

Kansas Secretary of State
1st Floor, Memorial Hall
120 S.W. 10th Ave.
Topeka, KS 66612-1594

Dear Sir/Madam:

Sprint Foundation hereby consents to the use of the name Sprint Corporation by Sprint Corporation.

Sprint Corporation

/s/ Tom Murphy

Tom Murphy
Chairman and President

FORM

KANSAS SECRETARY OF STATE
Change of Resident Agent Name and/or Registered Office Address by Resident Agent

1. I, Corporation Service Company, the resident agent for the entity(ies) listed below, do hereby certify that I have changed my name and/or the registered office address in the state of Kansas for the following business entity(ies):

2. Business entity ID number: This is not the Federal Employer ID Number (FEIN)	See attached list
3. Business-entity name: Name must match the name on record with the Secretary of State	See attached list
4. State/Country of Organization	See attached list
5. Current resident agent name and registered office address: Address must be a street address A P.O. Box is unacceptable	Corporation Service Company
Name
200 S.W. 30th Street
Street Address
	Topeka	Kansas	66611
	City	State	Zip
6. New resident agent name and registered office address: Address must be a street address A P.O. Box is unacceptable	Corporation Service Company
Name
2900 SW Wanamaker Drive, Suite 204
Street Address
	Topeka	Kansas	66614
	City	State	Zip
7. Effective Date:	☐	Upon filing

	☒	Future Effective Date	July	13,	2012
			Month	Day	Year
8. I declare under penalty of perjury under the laws of the state of Kansas that the foregoing is true and correct and that I have remitted the required fee.
Corporation Service Company

/s/ John H. Pelletier	July 6, 2012
Signature of registered agent	Date (month, day, year)

John H. Pelletier, Assistant Vice President
Name of signer, printed or typed